                                                                  EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is entered into as of the 10th day of September, 1996 between JOHN T. CONNOR (the "Employee") and TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation (the "Company").

      The Company wishes to employ the Employee as Chairman and Chief Executive Officer of the Company on the terms set forth in this Employment Agreement, and the Employee wishes to accept such employment on such terms.

      THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:

      Section 1. EMPLOYMENT AND TERM. The Company hereby employs the Employee and the Employee hereby accepts employment as Chairman and Chief Executive Officer of the Company on the terms of this Employment Agreement, commencing as of July 18, 1996 and continuing until the second anniversary of such date unless terminated earlier in accordance with the provisions of Section 5 hereof.

      Section 2. DUTIES AND AUTHORITY. The Employee's duties shall be as determined by the Board of Directors.

      Section 3.  COMPENSATION.

            (a) Base Salary. The Employee will receive a base salary during the term of this Employment Agreement of $180,000 per year ("Base Salary"), which shall be payable in approximately equal bi-weekly installments. Base salary will be subject to annual review each January and can be increased with concurrence of the Board of Directors.

            (b) Bonus. The Employee shall receive an annual bonus in an amount to be determined by the Company's Board of Directors if the Company meets or exceeds the projections of the Company's performance set forth in the Business Plan.

            (c) Additional Benefits. The Employee will also receive such additional employee benefits as the Company may from time to time make available to its executive officers, including paid vacations, pension benefits, qualified profit-sharing plans, employee group insurance and disability insurance. Benefits will be at least equal to those received as of the date of this Employment Agreement.

            (d) Withholdings. All payments made to the Employee pursuant to this Employment Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required
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      to be made by the Employee in connection with any employee benefit plan maintained by the Company.

            (e) Special Payment. As specified in the original offering documents for Transcrypt International Limited Partnership (the "Partnership"), when the Partnership's founding partners have received the return of their initial investment or a purchase agreement has been entered into for the sale of a majority in interest of the Company to another entity or individual or the Board of Directors of the Company has approved the sale of equity interests to the public in an amount that would value the founding partner interests at an amount greater than their initial investment then the Employee shall be entitled to a special payment of $210,000. If the Company is sold or taken public said payment shall be due and payable at least 15 days prior to the projected date of consummation of such transaction. Payment will be made as cash flow allows.

      Section 4. REIMBURSEMENT FOR EXPENSES. The Employee is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. The Company will reimburse the Employee for all ordinary, necessary and reasonable amounts of such expenses incurred by the Employee, which amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses.

      Section 5. EARLY TERMINATION OF TERM; SEVERANCE PAYMENT. This Employment Agreement shall terminate prior to the date of termination set forth in Section 1 above upon the first to occur of:

            (a) the determination by the Board of Directors that the Employee has become disabled and shall not be able to continue his service to the Company; or

            (b) the Employee's death; or

            (c) Employment Agreement is terminated by the Company by reason of the Employee's continuing willful neglect of his duties under this Employment Agreement, the theft or misappropriation of the Company's assets by the Employee or fraud of the Employee under the Company.

      Section 6. RESTRICTIVE COVENANT. The Employee shall execute, concurrently with this Employment Agreement, a Noncompete Agreement in the form attached hereto as Exhibit A.

      Section 7. COMPANY OPTION PLAN. The Chairman is currently participating in the Option Program dated December 1995 and due to his level of existing ownership in the Company has chosen not to participate in any new options so that employees can be motivated by broader investment in the program. The Board will review other incentive programs for the Chairman instead of options including vacation, etc.


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      Section 8. AMENDMENTS. No change, modification, waiver, discharge, amendment or addition to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.

      Section 9. ENTIRE AGREEMENT. This Employment Agreement contains the entire understanding and agreement between the Company and the Employee and supersedes any prior agreements between them pertaining to the Employee's employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Employment Agreement. This Employment Agreement takes precedence over other conflicting agreements with Employee.

      Section 10. GOVERNING LAW. This Employment Agreement shall be governed by the substantive laws of the State of Nebraska.

      Section 11. NONASSIGNABILITY; SUCCESSORS. The obligations of the Employee under this Employment Agreement are not assignable by him. Except as provided in the immediately preceding sentence, this Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

      Section 12. NOTICES. Any notice required to be given in writing by any party to this Employment Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four business days after the date of mailing, by registered or certified mail with postage prepaid to the last known address of the party to be notified.

      Section 13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions of this Employment Agreement, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      Section 14. HEADINGS. The section and other headings contained in this Employment Agreement are for reference purposes only and shall not affect the interpretation of this Employment Agreement.

      Section 15. CONSTRUCTION. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

      IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.


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                                    TRANSCRYPT INTERNATIONAL, INC.,
                                    a Delaware corporation


                                    By    Jeffery L. Fuller
                                      ------------------------------------------
                                    Printed Name Jeffery L. Fuller
                                                --------------------------------
                                    Its    President
                                       -----------------------------------------



                                     John T. Connor
                                     -------------------------------------------
                                     John T. Connor, Employee


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                                    EXHIBIT A

                              NONCOMPETE AGREEMENT


      TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation (the "Company") (for the purposes of this Noncompete Agreement, the term "Company" shall include affiliates of Transcrypt International, Inc.) and JOHN T. CONNOR ("Employee") agree as follows:

      1. In consideration of the Company employing Employee as set forth in that certain Employment Agreement (the "Agreement") of even date hereto executed by and among the Company and Employee, Employee hereby agrees to adhere to the following terms and conditions:

      Employee expressly covenants and agrees that at no time during the effective time of the Agreement will it for itself or on behalf of any other person, partnership, firm, association or corporation other than Transcrypt International, Inc. in any territory in which the Employee is acting pursuant to the Agreement (1) open or operate a business which would be a competitor of the Company, (2) act as an employee, agent, advisor or consultant of any then existing competitor of the Company, (3) solicit or accept business from any of the Company's competitors, unless authorized by the Company, (4) divert any business from the Company by influencing or attempting to influence any present customers or the Company or (5) attempt to attract any supplier away from the Company or use its information regarding the Company's suppliers in any way which would detrimentally affect the Company. Employee further covenants and agrees that for two years following the termination of the Agreement, whether such termination is voluntary or involuntary, he will not for himself or on behalf of any other person, partnership, firm, association or corporation in any territory in which the Company has done business during the 12 months immediately prior to the Agreement's termination (1) directly or indirectly solicit or accept business from any of the Company's present customers or customers it serviced in said territory within the last 12 months of the effective term of the Agreement, (2) divert any business from the Company by influencing or attempting to influence any present customers of the Company or (3) attempt to attract any supplier away from the Company or use its information regarding the Company's suppliers in any way which would detrimentally affect the Company.

      2. By signing this agreement, Employee expressly acknowledges that the territorial limitations, duration and scope of this agreement are fair and reasonable. This Noncompete Agreement shall survive the termination of the Agreement.

      3. Employee further agrees that the Company shall be entitled to maintain proceedings in any court of competent jurisdiction, either at law or in equity, for any breach of this agreement by Employee to enforce the specific performance of this agreement and/or to obtain damages for


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any breach thereof, and without regard to any or all remedies sought by the
Company, the Company shall be entitled to recover reasonable attorneys' fees incurred in enforcing this agreement.

      4. This agreement supersedes any prior agreement between the Employee and the Company pertaining to the subject hereof. In the event that any portion of this agreement is declared invalid or illegal by final judgment of any court of competent jurisdiction, the remainder of this agreement shall remain in full force and effect, notwithstanding the invalidity or illegality of the other portion.

      5. This agreement shall be governed by the laws of the State of Nebraska.

      6. This agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original, and all of which shall constitute one in the same agreement.

      IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the 10th day of September, 1996.

                                    TRANSCRYPT INTERNATIONAL, INC.,
                                    a Nebraska corporation


                                    By   Jeffery L. Fuller
                                      ------------------------------------------
                                    Printed Name    Jeffery L. Fuller
                                                --------------------------------
                                    Its   President
                                       -----------------------------------------


                                     John T. Connor
                                     -------------------------------------------
                                     John T. Connor


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